Exhibit 99.1
419 WEST PIKE STREET • P.O. BOX 629 • JACKSON CENTER, OHIO 45334-0629
PHONE 937-596-6849 • FAX 937-596-6539
N E W S  R E L E A S E

Date:	August 4, 2008
Contact:	Wade F. B. Thompson or Peter B. Orthwein
THOR ANNOUNCES PRELIMINARY SALES FOR QUARTER, 12 MONTHS; BACKLOG.
Thor Industries (NYSE:THO) announced today preliminary sales for the quarter and 12 months ended July 31, 2008.
Sales in the quarter were $569 million, down 25% from $755 million last year. RV sales were $453 million, down 30% from $645 million last year. Bus sales were a record $115 million, up 5% from $109 million last year.
Sales in the 12 months were $2,639 million, down 8% from $2,856 million last year. RV sales were $2,224 million, down 9% from $2,456 million last year. Bus sales were a record $415 million, up 4% from $401 million last year.
Backlog on July 31, 2008 was $406 million, down 31% from $590 million last year. RV backlog was $146 million, down 60% from $361 million last year. Bus backlog was $261 million, up 14% from $229 million last year.
Thor is the world’s largest manufacturer of recreation vehicles and a major builder of commercial buses.
This release includes certain statements that are “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 as amended. These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, additional issues that may arise in connection with the findings of the completed investigation of the Audit Committee of the Board of Directors of Thor Industries, Inc. (the “Company”) and the SEC’s requests for additional information, fuel prices, fuel availability, interest rate increases, increased material costs, the success of new product introductions, the pace of acquisitions, cost structure improvements, the impact of the recent auction market failures on our liquidity, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of the Company’s Annual Report on Form 10-K for the year ended July 31, 2007 and Part II, Item 1A of the Company’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2008.  The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any change in expectation of the Company after the date hereof or any change in events, conditions or circumstances on which any statement is based except as required by law.